CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

Teekay Offshore Partners L.P.

We consent to the use of our reports dated April 23, 2012, with respect to the consolidated financial statements of Teekay Offshore Partners L.P. and subsidiaries (the “Partnership”) for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting of the Partnership as of December 31, 2011, included in its Annual Report on Form 20-F for the year ended December 31, 2011, incorporated herein by reference and to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of the Partnership for the registration of 1,700,022 common units.

Vancouver, Canada	/s/ KPMG LLP
August 9, 2012	Chartered Accountants